Exhibit 99.1

Pervasive Software Reports Results for its Third Quarter of Fiscal Year 2008

Company Reports 29th Consecutive Profitable Quarter

AUSTIN, TEXAS – April 22, 2008 – Pervasive Software® Inc. (NASDAQ:PVSW), a global value leader in embeddable data management and agile integration software, today announced financial results for the third fiscal quarter ending March 31, 2008.

Revenue was $10.8 million for the third quarter of fiscal year 2008, compared to $10.4 million for the third quarter of last fiscal year. Net income was $0.9 million, or $0.05 diluted earnings per share, for the quarter, compared to net income of $0.9 million, or $0.04 diluted earnings per share, for the third quarter of last fiscal year.

On a non-GAAP basis, Pervasive realized net income of $1.4 million, or $0.07 diluted earnings per share, in the third quarter of fiscal year 2008, compared to net income of $1.3 million, or $0.06 diluted earnings per share, in the third quarter of last fiscal year. Non-GAAP results exclude amortization of purchased intangibles and stock-based compensation expense, and assume a non-GAAP effective tax rate of 34%.

“We executed well during the quarter in all major areas of our business,” said John Farr, president and CEO of Pervasive Software. “Our quarterly revenues increased consecutively and year over year, resulting in a positive preannouncement relative to our previously issued financial guidance for the quarter. Channel adoption trends for version 10 of our PSQL database have been quite positive in the first six months since its launch – a great testament to the quality of this release – and in March we released the beta version of Pervasive PSQL Summit™ 10.10, which is Microsoft Certified for Windows Server 2008. Our integration products and services continue to be well-received by our existing and new customers, including end users and commercial software developers alike. During the quarter we announced an enhanced partnership with QuickArrow, a leader in SaaS-based Professional Services Automation, which enables QuickArrow to deliver configurable, pre-built integrations with the speed, simplicity and affordability customers expect with a SaaS model, allowing QuickArrow to better focus on its core competency, Professional Services Automation.

“Our commitment to innovation also continued to produce results in the March quarter,” added Farr. “Our Pervasive DataSolutions team completed development work on a new integration solution, Pervasive Integrated Credit Card Processing for QuickBooks® Merchant Service. This Pervasive-developed application, recently made available on the Salesforce AppExchange, integrates critical customer data between QuickBooks Merchant Service and Salesforce CRM, enabling salesforce.com users to utilize real-time, automated credit card transaction and payment processing from within their Salesforce CRM applications. Our Pervasive DataRush™ team announced exciting benchmark test results in March, working with HP to help developers tap the power of multicore processing, demonstrating linear scalability on a 32-core HP Integrity server. The DataRush team also enjoyed its first customer deployment, teaming with system integrator PeopleForce to deliver lightning-fast fuzzy matching for a large master data management (MDM) solution. One key step in this customer’s MDM process realized a 490x performance improvement (reducing a 3 hour runtime to 22 seconds) using Pervasive DataRush running on an 8-core server. We have indeed had an enjoyable March quarter."

Pervasive again generated positive cash flow from operations with $2.0 million in the third quarter of fiscal 2008, ending the quarter with $43.8 million in cash and marketable securities and no debt, representing approximately $2.27 per issued and outstanding share.

Pervasive acquired 1.3 million shares of the Company's common stock on the open market at a total cost of approximately $4.8 million, or approximately $3.72 price per share, during the quarter ending March 31, 2008. The Company's Board of Directors approved a new stock repurchase plan effective March 25, 2008, whereby the Company may repurchase additional shares of its common stock with a value of up to $10 million. Depending on market conditions and other factors, such purchases may be commenced or suspended at any time without prior notice.

During the eight fiscal quarters since March 31, 2006, the Company has acquired approximately 5.4 million shares of its common stock on the open market at a total cost of approximately $21.8 million, or approximately $4.01 price per share. Total issued and outstanding shares of common stock has decreased over this period of time with approximately 19.2 million shares issued and outstanding as of March 31, 2008, compared to approximately 23.2 million shares issued and outstanding as of March 31, 2006. In addition, employee and director stock options outstanding as of March 31, 2008, including both "in-the-money" and "out-of-the-money" options, totaled approximately 2.6 million, a reduction compared to stock options outstanding as of March 31, 2006, of approximately 4.2 million. And, cash and marketable securities of $43.8 million, or $2.27 per issued and outstanding share, as of March 31, 2008, represent an increase compared to cash and marketable securities of $42.8 million, or $1.85 per issued and outstanding share, as of March 31, 2006.

"We are pleased with the results of our share repurchase program over the past two years, which has resulted in a reduction of our total shares issued and outstanding and the potential dilution represented by our outstanding stock options. Meanwhile, our consistent profitability and positive cash flow have resulted in increases in our absolute cash position while also enabling us to strategically invest in both our flagship products and new innovation initiatives for the future," said Farr. "The newly authorized share repurchase program reflects our continued confidence in the future of the business while also providing us a vehicle through which we can return value to our shareholders."

Business Outlook

For the fourth fiscal quarter ending June 30, 2008, Pervasive expects revenue to be in the range of $10.0 million to $11.0 million and GAAP-basis diluted earnings per share of $0.03 to $0.06. GAAP-basis profitability is expected to include amortization of purchased intangibles and stock-based compensation expense, together representing approximately $0.8 million, pre-tax, in the fourth quarter of fiscal year 2008. The company expects non-GAAP adjustments to result in non-GAAP diluted and fully taxed earnings per share of approximately $0.05 to $0.08 in the June quarter.

Conference Call Details

Pervasive will provide the full financial results for its third quarter ending March 31, 2008 today at 5:00 P.M. Eastern time. The dial-in numbers for the call are 877-808-2426 (toll-free) or 706-634-9536 (international). The conference name is "Pervasive Software Inc". The conference call may also be accessed live over the Web at www.pervasive.com/ircalendar. Check the Web site before the call for login information. Replay will be available 8:00 P.M. Eastern Tuesday, April 22, to midnight, Tuesday, April 29, by dialing 800-642-1687 (toll-free) or 706-645-9291 (international), and selecting Conference ID 41290092. Additionally, the Webcast will be archived on Pervasive's website at www.pervasive.com/ircalendar.

About Pervasive Software

Pervasive Software (NASDAQ: PVSW) helps companies get the most out of their data investments through embeddable data management and agile integration software. The embeddable PSQL database engine allows organizations to successfully embrace new technologies while maintaining application compatibility and robust database reliability in a near-zero database administration environment. Pervasive's agile, multi-purpose integration platform accelerates the sharing of information between multiple databases, applications, or hosted business systems and allows customers to re-use the same software for diverse integration scenarios. For more than two decades, Pervasive products have delivered value with a compelling combination of performance, flexibility, reliability and low total cost of ownership. Pervasive's hallmark is the size, diversity and loyalty of its customer base, partners and channels: tens of thousands of customers in virtually every industry, in more than 150 countries, rely on Pervasive to manage, integrate, analyze and secure their critical data. For additional information, go to www.pervasive.com.

About Non-GAAP Financial Information

This press release includes non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), please see the section entitled "About Non-GAAP Financial Measures" and the accompanying table entitled "Reconciliation of GAAP Measures to Non-GAAP."

Cautionary Statement

This document contains forward-looking statements that involve risks and uncertainties concerning the company, including the company's expected performance for the fourth quarter ending June 30, 2008, and the company's strategy and profitability going forward. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These risks and uncertainties include, among others, the company's ability to attract and retain existing and/or new customers; the company's ability to issue new products or releases of solutions that meet customers' needs or achieve acceptance by the company's customers; changes to current accounting policies which may have a significant, adverse impact upon the company's financial results; the introduction of new products by competitors or the entry of new competitors; the company's ability to preserve its key strategic relationships; the company's ability to hire and retain key employees; and economic and political conditions in the US and abroad. All of these factors may result in significant fluctuations in the company's quarterly operating results and/or its ability to sustain or increase its profitability. More about potential factors that could affect the company's business and financial results is included in Pervasive's Form 10-K for the fiscal year ended June 30, 2007, which is on file with the SEC and available at the SEC's website at www.sec.gov. Pervasive is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2008	June 30, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$34,021	$31,563
Marketable securities	9,765	14,788
Trade accounts receivable, net	5,766	5,563
Deferred tax assets, net	710	771
Prepaid expenses and other current assets	1,035	1,507

Total current assets	51,297	54,192

Property and equipment, net	1,469	1,574

Purchased technology, net	952	2,126
Goodwill	38,508	38,508
Deferred tax assets, net	1,286	1,071
Other assets	313	269

Total assets	$93,825	$97,740

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,108	$4,694
Deferred revenue	5,957	6,042

Total current liabilities	11,065	10,736

Stockholders' equity	82,760	87,004

Total liabilities and stockholders' equity	$93,825	$97,740

Pervasive Software Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended March 31		Nine months ended March 31
	2008	2007	2008	2007
Revenues:
Product licenses	$7,474	$7,468	$21,655	$21,717
Services and other	3,302	2,976	9,633	8,770

Total revenue	10,776	10,444	31,288	30,487

Costs and expenses:
Cost of product licenses	501	910	1,724	2,859
Cost of services and other	1,069	1,102	3,176	3,327
Sales and marketing	4,382	3,851	12,967	11,260
Research and development	2,590	2,575	7,752	7,330
General and administrative	1,173	1,365	3,844	4,287

Total costs and expenses	9,715	9,803	29,463	29,063

Operating income	1,061	641	1,825	1,424

Interest and other income, net	354	593	1,396	1,675
Income tax provision	(480)	(375)	(1,048)	(949)

Net income	$935	$859	$2,173	$2,150

Diluted earnings per share:	$0.05	$0.04	$0.11	$0.10

Shares used in computing diluted earnings per share	19,301	21,731	20,205	21,931

Pervasive Software Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three months ended March 31		Nine months ended March 31
	2008	2007	2008	2007
Cash from operations
Net income	$935	$859	$2,173	$2,150
Adjustments to reconcile net income to net cash provided by operations:
Depreciation & amortization	519	582	1,600	1,868
Write-off of purchased technology	—	345	147	1,036
Non-cash stock compensation expense	416	482	1,365	1,602
Changes in current assets and liabilities:
(Increase) decrease in trade accounts receivable	(586)	259	(204)	1,382
(Increase) decrease in prepaid expenses and other current assets	337	(38)	330	965
Increase (decrease) in accounts payable and accrued liabilities	55	753	467	(172)
Increase (decrease) in deferred revenue	307	82	(85)	53

Net cash provided by operations	1,983	3,324	5,793	8,884

Cash from investing activities
Purchase of property and equipment	(173)	(212)	(448)	(524)
Sales and purchases of marketable securities, net	2,295	(51)	5,117	1,901
(Increase) decrease in other assets	10	(33)	(43)	13

Net cash provided by (used in) investing activities	2,132	(296)	4,626	1,390

Cash from financing activities
Proceeds from exercise of stock options	14	1,113	299	2,222
Acquisition of Treasury Stock	(4,805)	(2,145)	(8,406)	(7,145)

Net cash used in financing activities	(4,791)	(1,032)	(8,107)	(4,923)

Effect of exchange rate on cash and cash equivalents	103	(5)	146	59

Increase (decrease) in cash and cash equivalents	(573)	1,991	2,458	5,410
Cash and cash equivalents at beginning of period	34,594	34,556	31,563	31,137

Cash and cash equivalents at end of period	$34,021	$36,547	$34,021	$36,547

About Non-GAAP Financial Measures

The Company provides non-GAAP measures for net income and net income per share data as supplemental information regarding the Company’s core business operational performance. The Company believes that these non-GAAP financial measures are useful to investors because they exclude certain non-operating or non-recurring charges. The Company’s management excludes these non-operating or non-recurring charges when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, performance measurement and the calculation of bonuses and discretionary compensation. In addition, these non-GAAP measures more closely reflect the essential revenue generation activities of the Company and the direct operating expenses (resulting in or from cash expenditures) needed to perform these revenue generating activities. Accordingly, management excludes the amortization of purchased intangible assets related to the Data Junction acquisition and stock-based compensation related to employee stock options.

The Company believes that providing the non-GAAP measures that management uses is useful to investors for two primary reasons. First, it provides a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, particularly given the adoption of SFAS 123R at the beginning of fiscal year 2006 and the changes it has introduced for calculating stock-based compensation expenses relative to prior periods. And second, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management.

Non-GAAP measures are subject to material limitations as these measures are not in accordance with, or a substitute for, US GAAP and therefore the Company’s definition or interpretation may be different from similar non-GAAP measures used by other companies and independent financial analysts. However, the Company’s management compensates for these limitations by providing the relevant and detailed disclosure of the items excluded in the calculation of non-GAAP net income and non-GAAP diluted earnings per share, which should be supplementally considered when evaluating the Company’s results. In addition, items such as amortization of purchased intangibles, stock compensation charges and significant and non-recurring items that are excluded from non-GAAP net income and non-GAAP diluted earnings per share can have a significant impact on earnings. Management compensates for these limitations by evaluating the non-GAAP measure together with the most directly comparable GAAP measure. The Company has historically provided non-GAAP measures to the investment community as a supplement to its GAAP results, to enable investors to evaluate the Company’s core operating performance the way management does. The non-GAAP adjustments, and the basis for excluding them, are outlined below:

Amortization of Purchased Intangibles

The Company has recorded amortization of acquired intellectual property intangibles, included in its GAAP financial statements, related to the acquisition of Data Junction. Management excludes these items for purposes of calculating non-GAAP net income and non-GAAP diluted earnings per share. The Company believes that eliminating this expense in determining its non-GAAP measures is useful to investors because doing so provides a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management, and it allows a comparison with other peer companies in the software industry, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Finally, the Company believes that non-GAAP measures of profitability that exclude amortization of acquired intellectual property intangibles are widely used by analysts and investors in the software industry.

Stock-based Compensation Expense

The Company has incurred stock based compensation expense as determined under SFAS 123R for the quarters ending on or after September 30, 2005, and under APB 25 for earlier comparable periods in its GAAP financial results. Since stock based compensation is a non-cash charge, the Company excludes this item for the purposes of calculating non-GAAP net income and non-GAAP diluted earnings per share. In addition, the exclusion of stock based compensation from the non-GAAP measures is done to allow a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, allow investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management, and allow a comparison with other peer companies in the software industry, many of whom use similar non-GAAP financial measures to supplement their GAAP results. The very nature of the stock-based compensation expense also makes it very difficult to estimate prospectively, since the expense will vary with changes in the stock price and market conditions at the time of new grants, varying valuation methodologies, subjective assumptions and different award types, making the comparison of current results with forward looking guidance potentially difficult for investors to interpret. The tax effects of stock based compensation expenses may also vary significantly from period to period, without any change in underlying operational performance, thereby obscuring the underlying profitability of core revenue generating operations relative to prior periods (including prior periods following the adoption of SFAS 123R). Finally, the Company believes that non-GAAP measures of profitability that exclude stock-based compensation are widely used by analysts and investors in the software industry.

Income Tax Adjustment

Income taxes represent a complex element of any company’s income statement and effective tax rates can vary widely from year to year and from company to company, especially in periods in which adjustments are made to a company’s valuation reserve for deferred tax assets. The Company uses a statutory tax rate of 34% to reflect income tax adjustments in presentation of its non-GAAP net income and non-GAAP diluted earnings per share. Utilization of a statutory tax rate for presentation of the non-GAAP measures is done to allow a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, allow investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management, and allow a comparison with other peer companies in the software industry, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Finally, the Company believes that non-GAAP measures of profitability that are based on more standardized statutory tax rates are widely used by analysts and investors in the software industry.

Pervasive Software Inc.

Reconciliation of GAAP Measures to Non-GAAP

(in thousands, except per share data)

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2008	2007	2008	2007
	Net Income	Net Income	Net Income	Net Income
GAAP	$935	$859	$2,173	$2,150
Amortization of intangible assets – cost of product licenses	317	317	951	951
Stock-based compensation – cost of services and other	10	16	37	51
Stock-based compensation – sales and marketing expense	113	130	373	454
Stock-based compensation – research and development expense	45	62	168	179
Stock-based compensation – general and administrative expense	248	274	787	918
Income tax adjustment for non-GAAP	(250)	(317)	(834)	(974)

Non-GAAP	$1,418	$1,341	$3,655	$3,729

GAAP net income per share – diluted	$0.05	$0.04	$0.11	$0.10

Non-GAAP net income per share – diluted	$0.07	$0.06	$0.18	$0.17

Shares used to compute GAAP net income per share – diluted	19,301	21,731	20,205	21,931

Shares used to compute non-GAAP net income per share – diluted	19,931	22,144	20,818	22,500